SUB-ITEM 77Q2

Based solely on a review of the copies of Forms 3, 4 and 5 and amendments thereto furnished to MFS Charter Income Trust (the "Trust") with respect to its most recent fiscal year for Trustees, directors and certain officers of the Trust and MFS and greater than ten percent beneficial owners, the Trust believes all Section 16(a) filing requirements were made on a timely basis, except for the following filings: John Addeo (Portfolio Manager) made a Form 3 and a Form 3A filing for the Trust on March 3, 2006 and March 6, 2006, respectively; Scott
B. Richards (Portfolio Manager) made a Form 3 filing for the Trust on March 3, 2006; Matthew W. Ryan (Portfolio Manager) made a Form 3 and a Form 3A filing for the Trust on March 3, 2006 and March 6, 2006, respectively; Robert E. Butler (Trustee) made a Form 4 (Changes of Beneficial Ownership) filing for the Trust on June 29, 2006; Elaine R. Smith (Former Trustee) made a Form 4 (Statement of Changes of Beneficial Ownership) filing for the Trust on December 14, 2005. To the extent that any Form 3, 3A and 4 filings were not made on a timely basis, certain Form 5 (Annual Statement of Changes of Beneficial Ownership) filings were not filed on a timely basis as well.